EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

            We have issued our report dated April 13, 2001 accompanying the financial statements of Vsource, Inc. on form 10-K for the year ended January 31, 2002 incorporated by reference in this Form S-2 Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Form S-2 Registration Statement.

/s/ Grant Thornton LLP

Los Angeles, California
November 18, 2002